Exhibit 99.1

PFSWEB

Moderator: Garth Russell

November 8, 2012

11:00 a.m. ET

Operator:	Good morning, my name is Lynn and I will be your conference operator today. At this time, I would like to welcome everyone to the PFSweb third quarter 2012 earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one, on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you, I will now turn the conference over to Mr. Garth Russell, KCSA Strategic Communications, you may begin your conference.

Garth Russell:	Thank you. Before turning the call over to management, I would like to make the following remarks concerning forward looking statements. All statements in this conference call other than historical facts are forward looking statements. The words anticipate, believe, estimate, expect, attend, will, guidance, confidence, target, project, and other similar expressions typically are used to identify forward looking statements.

These forward looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties, and other factors that may affect PFSweb’s business, financial condition, and operating results, which include but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other reports filed by PFSweb with the Securities and Exchange Commission to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward looking statements. PFSweb expressly disclaims any intent or obligation to update these forward looking statements.

During this call we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, and certain ratios that use these measures.

Our press release with the financial tables issued earlier today which is located on our website at www.pfsweb.com, you’ll find our definition of these non-GAAP financial measures, the reconciliation of these non-GAAP financial measure with the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant. These financial measures are indeed included for the benefit of investors and should not be considered in addition to or instead of GAAP measures.

At this time, it is now my pleasure to turn the floor over to Mark Layton, Chairman and CEO of PFSweb. Mark the floor is yours.

Mark Layton:	Thanks Garth, good morning everyone. Welcome to our 2012 third quarter conference call. With me this morning, again Tom Madden, our Chief Financial Officer and Mike Willoughby our President, we will begin with prepared comments and an overview of the financial results and then we’ll proceed to a Q&A session.

Very excited with this morning’s announcement for our financial results for this quarter and throughout the year. We reported strong service fee revenue growth which was up 23 percent over last year. Growth came from both existing clients that are ramping up volumes and expanding their programs with us, as well as a number of new clients that have come onboard. It was particularly encouraging to see our revenue growth remain positive, even when taking into account the loss of the Carters fulfillment business, which happened during the first part of the third quarter as it moved back in-house.

We continue to maintain an active and robust pipeline of brands that are interested in working with PFSweb or in expanding their relationship with us. We see this as a reflection of the strength of our offering. Our goal has always been to provide a fully integrated technology ecosystem that enables us to provide best in class service. We are partnering with a growing list of top tier technology firms and service providers as we continue to expand the breadth of our services in offering, and look to stay ahead of the requirements and dreams of our clients.

When you look at the trajectory of our service fee revenue growth, not just this quarter, but over the past several quarters, you can really see that the marketplace is recognizing just how valuable PFSweb can be in helping leading brands build-out and grow their eCommerce presence. While we’re making solid progress on top-line, we’re executing on our strategy to improve and streamline operations as well. During the quarter, our service fee gross margins rose over 400 basis points versus last year to north of 27 percent from about 23 percent in the same period of 2011.

As we mentioned in previous quarters, one of our goals has been to focus on higher margin businesses, such as our interactive marketing services, payment processing, some of our account management and other professional services that we offer. These are fast growing segments in our expanded offering, and we believe these incremental services can help us lengthen client life cycle and better absorb some of the volatility that we’ve seen in revenue from client churn.

Our focus on improving and in streamlining operations help us to not only expand margins, but also to contain costs. SG&A expenses declined in real dollars as compared to the third quarter of ‘11. We see this as reflecting our ability to more fully utilize certain shared facility and services resources. We also benefited from improved economies of scale, thanks to our strong revenue growth.

The end result when you put those things together is an adjusted EBITDA for the third quarter that came in at about $2.8 million, which is a 300 percent increase over the same period last year. This reflects one of our stronger non-peak quarters of adjusted EBITDA on our company’s history. We are also continuing to make substantial investments in market research and research and development to ensure we stay on top of the changing retail landscape and strive to enhance shareholder value in the future.

For instance, we are deploying a strategy to become a leader in the Omni-Channel movements that are driving changes in the world of eCommerce. As brick and mortar retailers look at the trends in show-rooming, and we continue to see signs that consumers are going to lead the change that will blur the lines between traditional and online retailers.

PFSweb aspires to be the premier global facilitator of digital and physical commerce transactions, by providing strategic technology and service solutions that enable synergy and growth across all of the commerce channels, not just the eCommerce channel.

We expect to begin actively marketing these capabilities during 2013 and are looking to unveil the product to our clients early next year. We believe this will be an important growth driver over the next several years, and will help mitigate the effects of certain client terminations, non-renewals, as well as some of the declining business trends by our one large product revenue clients.

The new business pipeline continues to be robust with over $50 million in outstanding proposals. This past quarter we finalized two new client programs bringing our clientele for 2012 to 10 new client programs. We’ll provide more details on these new relationships as we’re able to provide further disclosure.

As we look at the final quarter of 2012, our forecast for the remainder of the year looks positive. While Forrester is expecting overall U.S. eCommerce holiday season shopping to grow around 20 percent, that outlook combined with our client’s outlook for the quarter, leaves us planning for a very busy holiday season. And we’re up to the challenge, we’ve made significant investments this year to increase our capacity and the reliability in all phases of our business and to provide our clients’ customers the outstanding shopping experience they desire.

We believe that with the proper execution and the controls that we have in place, along with the investments that have been made to help us with our productivity and capacity capabilities that we are set up for a very strong fourth quarter. The holiday business along with other positive client contributions will allow us to continue to show stronger than expected financial performance through the remainder of 2012. As a result we are increasing our 2012 EBITDA guidance — adjusted EBITDA guidance, to a range of $10-$12 million.

So with that information as a high level backdrop in the quarter’s results and our outlook for the rest of the year. I am going to hand the call over to Mike and he’ll give you some details on the business development side, Mike?

Mike Willoughby:	Thank you Mark and good morning everyone. As Mark just said we were very happy with the growth we’ve experienced this quarter and we’re focused on extending that growth into the holiday quarter, as we are highly focused on supporting our clients through another exciting holiday season.

We eagerly anticipate what this holiday season will bring in terms of eCommerce sales across the board. And despite some economic concerns across the country, we continue to see modest recovery in the broader retail marketplace, with forecasts predicting a rise in overall holiday sales by as much as 4 percent this year.

Shop.org, a division of the National Retail Federation, forecasts that 2012 online holiday sales will grow in the neighborhood of 12 percent over last holiday season to reach $96 billion in sales.

As another indicator of the importance of the holiday season for the U.S. economy and to the U.S. eCommerce landscape, eMarketer predicts online holiday sales over a period of about three weeks will account for nearly a quarter of the $224 billion in U.S. retail eCommerce sales forecasted for all of 2012.

Additionally, December sales from mobile devices are expected to double from 2011, and tablets will represent as much as 25 percent of online holiday sales this season. Consumers ability to shop online from many different devices demonstrates the ever evolving world of eCommerce.

I mentioned on our last call that our 2012 holiday preparations were underway to ensure that we’re able to support our client growth heading into the unpredictable holiday selling season. And I’m pleased to report that all of the planned infrastructure upgrades and operational improvements are complete.

As a reminder, the most important component of our holiday preparation was the upgrade of our order management system infrastructure that was completed in August. Since that upgrade, we have been performing various simulations and load tests to certify the infrastructure for the holiday. And I’ve been pleased that our certification process has shown that the upgrade has met or exceeded all of our established goals.

Our consistent ability to accurately process orders end to end during our clients large transaction volume spikes such as on Black Friday, Cyber Monday, and Green Monday is critical to our joint success with our clients.

Since these volume spikes can occur for clients at other times during the year, such as during flash sales or promotions that go viral, we are institutionalizing this holiday spike preparation effort into our continual process improvement methodology to ensure that we are always ready to scale our solution to meet anticipated or unanticipated demand from our clients.

Now turning to a new business update, since our last call we launched several new eCommerce programs for both existing and new clients. You may remember last quarter we announced our relationship with Gore Bike Wear and Gore Running Wear, to provide a global end to end eCommerce solution.

We launched those U.S. programs in July. And this past September we launched the first two European end to end sites, in the U.K. and Germany. In addition, a fully localized European site for all of Western Europe will launch later this year. As a reminder, this is Gore’s first eCommerce initiative and we’re excited to help them grow.

We also just recently expanded our relationship with an existing food and beverage client to launch new international eCommerce programs for them. Similar to Gore, this client launched with PFSweb in the U.S. first, and then within a year began looking to expand into new markets using our in country services for Europe and for Canada. We launched both end to end programs last month and we’re working towards another international program for a sister brand within this same company.

We take great pride in helping our existing clients expand globally and we feel like this is another example of how we engage with them to grow their business even after the initial program is launched.

In addition to the international growth, we recently launched two additional fragrance and beauty brands from our master agreement with L’Oreal USA. The solutions include high touch customer care, fully branded order fulfillment, comprehensive financial transaction management, and interactive marketing services in conjunction with their relationship with Demandware.

These new brands currently leverage the infrastructure already built by PFSweb for other L’Oreal brands under the existing agreement. This relationship is a great example of how PFSweb’s services are a perfect fit for enterprise companies seeking to launch multiple, custom branded eCommerce initiatives on the same underlying infrastructure.

We secured one new contract this past quarter to provide a European end to end eCommerce program for a leading global premium drinks business. This new client has numerous premium brands under its portfolio and we’re very excited to help them launch their first eCommerce initiative in the European market beginning later this year. We are building fully localized multilingual Demandware sites, and we’ll provide all the necessary back office services, including interactive marketing services, order management, international financial transaction management, multilingual customer care, and order fulfillment services.

We are very excited about this new program and look forward to working with their brands as they explore new geographies around the world. By looking ahead we have 17 new client programs, 10 of which are end to end programs set to launch over the next 10 months. These include both new client implementations and existing clients expanding globally.

Mark Layton:	Hello operator.

Operator:	Yes, are we ready for questions?

Mark Layton:	No sorry, can everyone hear us? We are getting a report here that the sound was gone.

Operator:	No sir, you’re still live.

Mark Layton:	OK, thank you.

Operator:	Thank you.

Mark Layton:	Thank you.

Mike Willoughby:	OK picking up where I left off, looking ahead we have 17 new client programs, 10 of which are end to end programs set to launch over the next 10 months. These programs include both new client implementations and existing clients that are expanding globally.

Our new business pipeline as Mark reported, is currently about $50 million annual contract value based on client projections. And we hope to announce these new exciting clients relations very soon as we are allowed by our clients. Yesterday we were excited to announce our new partnership with Shopatron, a multi-channel commerce technology company that will be integrated into our end to end eCommerce solution. This partnership will be the first piece in our evolution to what we are calling infinite commerce or iCommerce.

I mentioned earlier the anticipated growth in the retail industry this holiday season, and much of that growth can be tied to the increasing cross channel connections that consumers are experienced with retail brands.

Last holiday season almost 2/3 of online consumers researched online before making an in-store purchase. This trend will be even more pronounced in 2012 as in-store shoppers armed with smart phones and tablets, do online research while considering a purchase. As an eCommerce technology and services provider, it is important for PFSweb to adapt to these changes quickly in order to keep up with the marketplace and meet the needs of consumers that expect seamless brand experiences regardless of the channel they are shopping in.

The concept of Omni-Channel shopping is the next evolution of commerce and PFSweb is making great strides to help our clients achieve their Omni-Channel goals. The first step in creating that Omni-Channel customer experience is the right technology partners. We’re already leveraging our Demandware partnership to create the digital touch points, such as mobile and tablet-based shopping sites. And now we are extending our Omni-Channel capability to integrate multiple retail and third party fulfillment locations.

Coupling Shopatron’s technology with our end to end solution will give our clients capabilities, such as store level inventory integration, ship from store fulfillment, in-store pickup, vendor drop ship, and in-store pick and pack logic. We expect to resell the Shopatron platform as a fully integrated component of our end to end technology solution using the iCommerce brand beginning early next year.

Finally as I wrap up, I’d like to personally invite everyone to visit our booth at the National Retail Federation or NRF annual convention and expo, which will be held in New York City January 14th through 16th, where we will be formally unveiling the details of the PFSweb iCommerce solution. I will also be speaking with one of our clients on Omni-Channel challenges and strategies.

And now I’d like to turn the call back over to Mark for a few additional comments.

Mark Layton:	Great. Thanks, Mike. I just want to clarify one thing from my section before I hand it over to Tom to cover the financials. I mentioned that the SG&A controls were working well, I misspoke in the fact that the SG&A was down year on year. We were actually up about 4 percent, something in that neighborhood on the year on year basis, but the controls were solid, so the point was the same. Just wanted to clarify that, so now I will turn the call over to Tom and he’ll give you some overview on the financials, Tom?

Tom Madden:	Thank you Mark and good morning everyone. I will provide further insight into our financial results for the September quarter reported earlier today, as well as further details on our outlook for the rest of 2012.

While our total consolidated revenue for PFSweb in the quarter ended September 30, 2012 decreased to $66.5 million compared to $70.9 million reported in the third quarter of last year. This is comprised of an significant improvement in our service fee business that was offset by a decline in our product revenue segment.

As in the past, we provide service fee equivalent revenue in order to better reflect the two segments on a similar revenue basis. This service fee equivalent revenue, which is calculated by adding our actual service fee revenue to the gross margins earned on our product revenue, increased 18 percent in the third quarter of 2012 to $30.2 million as compared to $25.6 million for the same period last year.

Service fee equivalent revenue growth was driven by an increase in our service fee revenue business of 23 percent to $28.3 million as compared to $22.9 million for the third quarter 2011. Of this growth, approximately $3.3 million was derived from new client activity applicable to client programs implemented over the last 12 months.

The remaining increase of approximately $2.1 million came from the net growth of existing client programs.

The $28.3 million for the third quarter is relatively consistent with the service fee revenue reported in quarters one and two of this year. And on a sequential basis comparison, while we added incremental new client activities this quarter, as noted earlier, our service fee revenue for the third quarter was negatively impacted by Carters transitioning their fulfillment component of the business to an in-house solution during this period.

The overall increase in our service fee revenue offsets the decrease in our Business and Retail Connect segment, which includes our Supplies Distributors operation. Revenues for Business and Retail Connect, we’re $27.6 million for the third quarter 2012 as compared to $37.9 million for the third quarter 2011.

As previously stated, our largest Supplies Distributors client streamlined their business last year, which has reduced — or resulted in reduced sales volume during the last couple of quarters and we expect this trend to continue as we look to the future.

Our consolidated gross profit for the third quarter of 2012 increased to approximately $9.8 million or 17.5 percent of net revenues, excluding pass-through revenues as compared to $7.9 million or 13 percent of net revenue excluding pass-through revenues in the third quarter 2011. This improvement in our gross margin was primarily due to the business mix as we experienced growth from the higher gross margin service fee business.

In addition, as Mark alluded to earlier, during this quarter our service fee gross margin rose to over 27 percent as compared to 23 percent during the same period in 2011. In addition to the benefit of certain higher margin activities and operating efficiencies from various investments we’ve made, we also benefited from being able to leverage our infrastructure across a higher revenue base.

Our gross margins in our Business and Retail Connect segment stayed relatively flat on a year over year comparison at approximately 7 percent.

SG&A as Mark talked about, did increase slightly on a quarter over quarter basis, primarily related to increased infrastructure and investments we’ve made to support our current year growth.

As a result of all the above items, our consolidated adjusted EBITDA increased by 300 percent to $2.8 million in the third quarter 2012 compared to $0.7 million in the same period of the prior year. Here again, our adjusted EBITDA is relatively in line sequentially with the first couple of quarters of calendar year 2012 on a similar service fee equivalent revenue basis.

From a bottom-line standpoint, our non-GAAP net income performance was approximately break-even for the quarter, similar again to prior quarters. And this again reflected a significant improvement of $1.4 million over the prior year.

On a year to date basis, through the nine months ended September 30, 2012, service fee revenue has now increased 35 percent as compared to the prior year and service fee equivalent revenue is up 28 percent for the same two time periods.

Adjusted EBITDA has increased to $8.2 million which is a $6 million increase from the prior year. And non-GAAP net income is $0.2 million for the first nine months of 2012 as compared to a loss of $3.7 million in the prior year. We are pleased with the results so far this year, and we believe it’s indicative of the financial leverage that we’re able to obtain through growth in our service fee business.

As Mark mentioned earlier, on an overall aggregate basis with the various business segments I’ve just discussed and our projections as we look ahead to the fourth quarter, we are continuing to target an increase to our service fee equivalent revenue of approximately 20 percent for 2012 as compared to the prior year. And we are now increasing our targeted adjusted EBITDA outlook to $10 million to $12 million for 2012.

Turning to the balance sheet, here again we are relatively consistent with the last several sequential quarters. As of September 30, 2012, we held over $18 million in total cash and our debt was approximately $25 million. As reported last month, we did renew our $12.5 million credit facility with Comerica through March 2014 on terms consistent with the prior agreement. This is a relationship that we’ve now had with Comerica for approximately 10 years.

As we look ahead to the fourth quarter from a balance sheet standpoint, we do expect a seasonal uptick in our service fee receivables as well as payables and debt, as a result of a projected spike in holiday related activity for our service fee clients.

Overall we are pleased with our performance in 2012 and believe we’ve made the appropriate investments to finish 2012 strong. The benefits of scale in our business are clearly reflected in the improved adjusted EBITDA results we have produced this year.

However, as previously discussed, we currently expect our service fee equivalent revenue and profitability to be negatively impacted in 2013 by the conclusion or anticipated reduction of operations of several client programs, projected declines in product revenue due the impact of restructuring efforts by our largest client relationship in our Business and Retail Connect segment, and further, by the loss of certain scale and gross margin mixed benefits we achieved during 2012.

While we continue to win new client relationships and generate many new and exciting opportunities in our sales pipeline, based on the client information and timeliness to which we currently have, we believe it is unlikely that projected new client volume — new client revenue will offset the impact of these expected reductions in 2013.

We remain optimistic about our growth potential as we look towards 2014 and beyond. But our current focus on large client programs can result in large fluctuations in client activity levels as existing clients choose to move operations in-house or to other solutions and as new client implementations begin.

We expect to provide 2013 projections in the first quarter of next year as we gather more information from all our clients on their projected volumes.

Now I’d like to turn the call back over the Mark for some closing comments.

Mark Layton:	Great. Well thanks Tom, I appreciate it. Again, we’ve got a very strong 2012 underway at this point and we believe we are well prepared for the holiday volume for the fourth quarter. I’m very happy with our team’s performance as it relates to the financial numbers that we believe we’ll be able to file a report for 2012.

2013, as Tom mentioned, will be a bit of a challenge, some waviness there that we’ll have to deal with in terms of the client concentration impacts that we have. But as we look at the macro line of things, our new business pipeline remains very strong and we believe we’ll be able to successfully grow through some of the impacts that we’ll see in ‘13 and continue on the growth trend that we’ve had over the last several years.

That concludes our prepared comments this morning. Operator, we’ll now be available for questions.

Operator:	Thank you. At this time if you would like to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster, again that’s star-one.

Your first question comes from the line of Marco Rodriguez with Stonegate Securities.

Mark Layton:	Good morning Marco.

Marco Rodriguez:	(inaudible) clarification here surrounding the service fee revenue commentary, where you’re talking new engagements not being likely to offset the revenue decline from the loss of the major client. So are you saying that the service fee revenues or the service fee equivalent will be flat to down next year?

Mark Layton:	OK. So, at this point we believe it’ll be negatively impacted. So, we’re saying that we think next year will be down from a revenue standpoint. Now, we don’t have specific amounts yet because we don’t have the benefit of client forecasts for 2013 fully yet.

But when we lay out the timing of the new deals that we’re bringing in and the timing that we currently understand on the handful of contracts that are either not going to renew or terminating, right now we can draw a conclusion that we believe it’s unlikely that we’ll be able to overcome the decline from the client losses with our new revenue growth. Now, things could change but that’s what we know right now.

Marco Rodriguez:	OK. And implicit in that assumption there is just existing clients and what they’re doing as far as their ramp is concerned, this is not factoring any sort of pipeline metrics or business opportunities that you might be thinking or planning on, is that correct.

Mark Layton:	Yes, the challenge is timing on the new business deals. It’s just a matter of when they — implementations are completed and when we can begin to recognize revenue. So, all we can do right now is look at the project plans that we have and the client forecast that, you know, we will get next year. Which is why we’re not really in a position to issue any specific guidance yet, but we just want to make, you know, it clear that it appears that based on the information that we have now, that 2013’s revenue and profitability will be down based on what we know now.

Marco Rodriguez:	Got it. OK. That’s helpful. And I was wondering if you can maybe talk a little bit more about the — is it a Shopatron announcement that you made here in the last couple days, just kind of curious how you’re going to go about integrating — I’m assuming it’s a software platform with the end to end platform that you currently have. I mean what is that going to take to integrate and how long will that process last?

Mike Willoughby:	Sure. So, there really are two aspects of the integration. One is integrating into our Demandware based front-end, and the other is integrating into our iCommerce hub OMS. Both of those integrations we’ve already done all the design work, working together with Shopatron with their application interfaces and their solution design architects, to make sure that we have the design and the scope already worked out for that.

The project is actually underway and both of those integrations, the order management system, iCommerce hub integration and the changes that we need to make to our reference application that we use to launch new clients on the Demandware platform, we expect to be done, you know, late Q1 or early Q2, in order to be able to launch clients on this new iCommerce platform, you know within that Q2 timeframe.

We already have several clients in our pipeline that have multi-channel requirements. And with several of those clients, we’ve been discussing this, you know, under non-disclosure, even prior to this announcement. So they are tracking along with us on our project and have the potential to be, you know, the first clients that we launch on iCommerce .

We also, as you would expect have, you know, several clients that are current clients of ours that have brick and mortar operations in addition to their online store, that are interested in participating as well. So we feel like next year we could have, you know, significant opportunity to bring new clients and current clients onto the platform, generating incremental revenues for us and increasing our total revenues by the orders that we would otherwise be missing out on that would go to stores for fulfillment for pickup, et cetera.

Marco Rodriguez:	Got it. And could you kind of expand on what the competitive landscape is like for that section of the market, if you will.

Mike Willoughby:	I’d love to. So, at this point we only — we feel like that we would only have one other competitor worldwide that would have this technology solution available to them in their portfolio. And that would be GSI Commerce with their StoreNet product that they purchased, I think, 2 1/2 or 3 years ago.

We believe that our Shopatron integration, as we bundle – are bundling it into our eCommerce ecosystem and into our iCommerce hub order management, is actually better integrated and a more integral component than even what GSI is bringing to marketplace. So we feel like we’ll actually have a bit competitive advantage from a technology perspective there.

All of our other competitors would need to be partnering with somebody in order to try to bring this technology to bear. And don’t have — as far as we know, any plans to or any current integrations to the extent that we are going to have.

Marco Rodriguez:	Got it. That’s helpful. And lastly, you’ve been increasing the investment in your infrastructure as of late for the last year or so. And obviously that’s showed up on the balance sheet with an increasing PP&E, just kind of wondering if you could provide a little more color on expectations there. I mean do you continue to expect to make those significant infrastructure investments or will that kind of tailor off here in the near term.

Mark Layton:	OK. That’s a good question. I think that what you’re seeing is an evolving landscape for us from there. Where if you’d had gone back over the last five or so years, you’d have seen a lot of investments being made and hard capital infrastructure in equipment and distribution facilities, conveyors, so on and so forth.

As we look to the future, I think the, you know, the annual investment amounts will continue to be, you know, similar in terms of scale size as we grow. But more and more of it is being invested in technology and development, you know, as our company evolves, to be much heavier on the technology solutions and professional services side of our business.

Also in the iCommerce strategy that Mike just described out there, a key component in this is our ability to be able to use products like Shopatron to integrate inventory that sits in other locations and make it available to all of the different possible places that a consumer could shop at including the eCommerce site. So in that scenario in there, we would not physically touch the product in some situations. And thus the capital infrastructure from an operational standpoint required is diminished.

Further, as we look to certain geography expansion, there is going to be markets internationally where it just doesn’t make economic sense for us to make investments in a distribution facility in some of the smaller marketplaces that are out there, yet the major brands that we’re dealing with, definitely want to have presence in those markets.

As a result, once we integrate inventory that’s available at retailers and other third party warehousers in those markets, again, to the consumer by way of different touch-points that the consumer can have, and our role increasingly becomes that of a facilitator of the commerce transaction, and we may not necessarily handle the physical fulfillment component of it, it would still be call center interaction and support, obviously a lot of technology that goes along with that.

So our revenue components will change to be less on a more — on the commodity component of the fulfillment services and move more towards a rev share or maybe a click model where we would earn a percentage of a transaction that we handled for our client.

Long answer but that’s kind of the evolving nature.

Tom Madden:	And just a little further clarity on that, as we take a look at 2012 capital expenditure activities, we do have a little bit of a one-off increase this year applicable to the facility moves that we did earlier this year. A lot of the lease-hold improvements which were fully funded by our landlords, ended up showing as a capital expenditure this year and in essence it grosses up on both the left and right side of the balance sheet, as we got reimbursed for that activity. But you know, we do have a higher level of capital expenditures this year applicable to that, as well as we made an investment from a (iseries) upgrade earlier this year to help support our growth activities. And that — I kind of I say this — that’s the one off, you know, once every four to five year activity as well. So…

Marco Rodriguez:	Got it. Thanks a lot guys, I’ll jump back in the queue.

Mark Layton:	Okay. Thank you Marco.

Operator:	And once again, if you would like to ask an audio question, please press star, then the number one on your telephone keypad. Your next question comes from the line of Matt Bendixen with Craig Hallum Capital.

Matt Bendixen:	Are there going to be client programs rolling off next year that you haven’t talked about since last quarter, is it still, kind of, the same? I think you said three to five.

Mark Layton:	Yes. Three to six I think is where we were at in there. We haven’t disclosed the specific names involved in that other than the Carters fulfillment piece in there. But, there are fluctuations in this, timing is an issue, you know, we’ve had some scenarios in here where clients have thought that a particular scenario was going to occur and then changed. So, it’s a bit fluid, but in general, yes it’s the same basket that we’ve been talking about.

Matt Bendixen:	OK that’s helpful. And then just in terms of the Shopatron technology, how much of your client base, would it, kind of, make sense to you that the technology for? I mean, I am assuming it’s kind of more for your fashion beauty clients.

Mike Willoughby:	I don’t think that the technology is necessarily oriented towards a particular vertical. You know, there are a couple of different scenarios where we think that it’s applicable. The obvious one is when you have a multi-channel retailer whether it’s a brand manufacturer that has its own, you know, direct sales through brick and mortar and/or, you know, online eCommerce. Or, you know, a retailer who is operating, you know, similar multi-channel operation. In those scenarios, the ability to represent the inventory that’s in the stores, online to the shopper, and giving them an opportunity to pick up in store, which frankly is the most attractive, you know, transaction that we’re offering to these clients, because you know, having the consumer actually go into the store to pick up, you know, their order, there’s a huge advantage for the retailer in having that face to face contact.

Shopatron’s statistics show that when a customer goes into a store to pick up an order, there is 40 percent likelihood that they’re going to have a cross-sell or up-sell opportunity physically in the store, as a customer buys additional product, perhaps, you know, accessorizing an outfit or something like that.

So there is a huge advantage for the multi-channel retailer to drive that traffic to the store. That’s sort of an obvious opportunity and we certainly have, you know, a reasonable percentage of our brand portfolio that has multi-channel retailers and multi-channel brand manufacturers in there.

Maybe the less obvious opportunity is where you can integrate other third parties inventories into your online shopping experience that may not actually be owned stores, that could be partner retailers, it could be some sort of boutique, drop ship vendors that it doesn’t make sense to integrate through traditional EDI, kind of, measures.

But this new technology allows us to route orders, even to say a boutique manufacturer that does limited volumes, but could drop ship product from their facility. And being able to integrate through this technology, cheaply, inexpensively, and quickly, you know, just opens up the possibilities for adding new products into an online catalog. And that would apply to, you know, many of the clients that we currently have in our portfolio.

So, we do believe there’s pretty significant incremental opportunity to expand catalogs and drive incremental sales through this one addition. Not to mention the other improvements that we are going to be making as we launch iCommerce over the next 12-18 months.

Matt Bendixen:	That’s helpful. And then I guess just lastly, did you guys see any impact in Q4 just in terms of the weather in the Northeast, or is that, kind of, a relative non-issue?

Mike Willoughby:	So, we really don’t expect an impact to our direct to consumer online clients from the tragedy in the Northeast. Obviously, regionally, with retail sales there is an impact, but if anything you actually might have an increase in online sales as people are going to the online channel for products rather than, you know, visiting a local store. So if we just look at the metrics that we’re able to see over the past couple of weeks through web analytics for our clients, there has not been a negative impact from that tragedy. And we certainly don’t expect it to affect holiday sales — online holiday sales going into the holiday period.

Matt Bendixen:	OK. Thanks guys.

Mike Willoughby:	You’re welcome.

Mark Layton:	Thank you Matt.

Operator:	You’re next question comes from the line of George Walsh with Gilford Securities.

George Walsh:	Service fee revenue, I’m just wondering with the churn you’re seeing there, is it — is the — as we’re looking into 2013 — is it similar to Carters, is it a matter of them reaching certain volume goals that they have to bring it in house or are there different reasons for what’s going on there?

Mark Layton:	There are different reasons, some of it is — and each client situation is different, but some of it is volume scale capabilities. Some of it is capacity becoming available at a client because of changes in other business operations and they want to fully utilize available capacity. And we have a couple of situations where the sites have just not reached financial economic justification. And the clients are, you know, basically going to retreat from their strategy and/or look for an alternative way to do it less expensively.

George Walsh:	OK. I’d just like to make a bit of a comment here. Today the stock is off about 10 percent. It has ignored, you know, the out-performance that you have had near term here and obviously its focusing on the outlook for 2013. It is unfortunate, you guys are undervalued anyway versus all the other things that are going around in the area relative to, you know like Dataware being public, consolidation, what other companies have done, I think there’s been three deals in the last year in the industry.

And it is unfortunate that there is a focus here that is not right, but I’d like to speak to the Board or just make a comment relative to the Board that, you know, there has to be more engagement here, this is really absurd that you guys have actually had some pretty good performance here. And there’s no recognition in the value and the currency of the stock is not able to become more vibrant because of that. And that’s extremely important and I just think that’s something that — I don’t know exactly what moves they have to make, but they — obviously something needs to be done here. You need to have a more vibrant stock.

You’ve had a lot of legacy holders in this stock that have been very patient, but this just seems almost absurd to me at this point that this kind of valuation continues and the focus continues to be on the negative while I will commend you guys, there’s been some very good execution over the last year in dealing with difficulties, but it just seems the market does appreciate the model of, you know, so, maybe it’s the churn and capital expenditures versus your growth, I don’t know.

The other companies seem to go through this similar things, it’s not like it’s unique to you. But the old (kinard) that you know, we run the business and the stock takes care of itself, is not always true. And Boards to have to become more engaged from time to time in special situations like that. So I’d just like to put that forward and I hope the Board is listening to the call and looks to various alternatives or whatever actions can possibly be taken. Thank you.

Mark Layton:	Thanks George.

Operator:	Your next question comes from the line of Alex Silverman with The Special Situations Fund.

Alex Silverman:	Hello?

Mark Layton:	Good morning Alex.

Alex Silverman:	Hi, good morning, I apologize I had trouble getting on, so I missed about the first five minutes of the call. Just wondering, did you mention whether Carters fulfillment was in this quarter at all, or if they left during the quarter or anything about that?

Tom Madden:	We didn’t mention it specifically, we just kind of talked about it that they left during the quarter. They — it was — I guess approximately a half of what we would normally have anticipated with their historical volumes. So it was kind of a early September, early to mid-September timeframe.

Alex Silverman:	So I believe you said their fulfillment business is roughly a $5 million a quarter business, so is it fair to say you generated roughly $2.5 million of revenue from them?

Tom Madden:	I don’t want to get into specifics on their distribution fees. They did start ramping down in that August and September timeframe. So even though there was some activity that was occurring through Mid-September, it would’ve been, you know, less than what we would normally have anticipated from a run rate standpoint then as well.

Alex Silverman:	OK. Can you help us with how much service revenue you’re losing in the aggregate next year that you had this year. In other words what’s the hole that has to be refilled?

Mark Layton:	Yes, I understand your question with that, but the challenge is that timing is a big issue. You know, none of these things are happening on a straight line. So we don’t have an ability to make a statement about 2013 impact, because we don’t have specific dates and timing and sequencing of all the things that are there. And even when we have gotten those, they change, so that’s why I’m making a bit of a broader statement that says based on, kind of, what I can see right now, it looks like that we — and the timing of new deals we’re bringing on, it looks like that ‘13 will be down from a revenue, and I would say a profitability standpoint as well. That’s what I know right now.

Alex Silverman:	That’s fully fair, I’m not actually asking about the net. I’m talking about the gross, in other words, how much revenue from clients in 2012 will not exist next year?

Mark Layton:	Again, it’s the same problem, some — a lot of the…

Alex Silverman:	What you’re saying is you don’t know when the new clients are coming on.

Mark Layton:	Oh I also don’t know when — I mean I don’t have exact dates on when some of the moves may be from our existing clients as well. And many of it will be in a waterfall or cascading fashion. So…

Alex Silverman:	But for example isn’t Carters the biggest of the clients that are leaving?

Mark Layton:	Yes.

Alex Silverman:	And so you know how much revenue you generated from them this year. So give us an order of magnitude, roughly, a ballpark, a range of what that hole is that you have to refill.

Mark Layton:	OK, again, I’m trying to — I’m sorry I’m not communicating this clearly, you know, if — these are hypothetical numbers, but to explain something, if the gross amount of all the contracts that they all stop tomorrow, and this is all hypothetical because I don’t have the exact number in front of me. But if the gross amount of all the client contracts that are involved in this that stopped tomorrow, and that number was $20 million dollars, let’s say, that would be a ’13 impact if everything stopped tomorrow. The problem that I have is that they’re not all stopping on the same timeframes, and things keep changing with that and we have some clients where we’re going to continue certain areas of service with as well.

Some of which are still under discussion so you know, that number might only be — again, hypothetically, that number might only be eight that doesn’t appear next year and yet maybe the year after that it might move back to 12 or it might go down to four based on the services and that’s a byproduct of the broadening the services that we have and so on from there. So, unfortunately I can’t give you an exact number on ‘13’s impact.

Alex Silverman:	OK, let’s do this — OK, then the next question is, the 17 new client programs that you are bringing on over the next 10 months, when they — when you won these programs, there was an assumption about what their annual value — revenue value was to you. What is that number? And I understand that they’re coming on at different points and they ramp up and so on and so forth.

Tom Madden:	Again, I don’t think that — it’s not a number that we provided in the past. We’ve got some numbers here that are applicable to smaller client engagements and there’s also some larger ones that are involved in that mix. So I don’t want to provide specific guidance there on that group of new client implementations that are currently in process.

Mark Layton:	And again, that’s what we’re saying, we’ll have guidance in a range when we have our first quarter call in March. But …

Alex Silverman:	. . . which is a quarter of the way through the year.

Mark Layton:	Yes.

Alex Silverman:	All right, so the next question is how many — you know, what goes away in the way of costs with Carters on the SG&A side?

Mark Layton:	Well, remember we retired all of our direct costs into the cost that goes with the client so the direct expenses related to performing any of our client’s activity to the extent that we can, will be eliminated.

Alex Silverman:	I understand but there’s — I assume there’s shared costs with other clients.

Mark Layton:	Well, things like square footage in a distribution facility, obviously that doesn’t go away. So those would move from being allocated in the cost of goods and fall into the SG&A category. So there is some impact related to — related to that piece of it as we look towards next year.

The one thing is there is a lot of focus on the service fee side of this thing but, you know one of the things that we’ve been talking about for two years that I don’t want to get overshadowed has to do with the legacy piece of business here, which is our product revenue component.

The impacts of the decline in revenue in that particular piece of our business is, you know maybe the most significant as it relates to the profitability impact as we go forward there. So that was a piece of the business that had tremendous economies of scale in it and as that business continues to decline, you know it’s a piece of business that has material impact on where we are.

So our service fee business while weighty, is quite healthy and our pipeline continues to be strong and clients continue to bring us ideas about new services that we have that’s out there. So that piece of our business that’s now the core of our business area out there, I don’t want to — I don’t want to, you know put a dim light on that piece of it. It’s going very well.

We’re having to overcome the loss of a big client in Carters but, you know as we move to the rest of this area here, there more material impacts are related to the product revenue decline. So, you know I don’t want to — I don’t want to spend too much time banging around service fees and lose sight of that.

Alex Silverman:	If IBM (Ricoh) went away today, what in the way of costs would be able to be taken out?

Mark Layton:	It’s not a lot. So that’s where the tremendous benefits of scale come and that business, it’s been very large. Obviously it would change the balance sheet component significantly from where we are but …

Alex Silverman:	A benefit, correct?

Mark Layton:	Well, yes, I mean, the debt would be reduced and the capital we have deployed in that piece of our business would free up from that end of it. But, you know that’s a — you know any of our deals in here, but you know as you look at our Retail Connect financial statement in there, you know that’s a profitable piece of our business and there’s not a lot of costs that go away directly because there’s not a lot of direct costs to it. It uses a lot of shared facility pieces that are there that would not — would not leave. So …

Alex Silverman:	Is there an effort by management to reduce costs given that you’re going to have a loss of revenues next year?

Mark Layton:	Most certainly.

Alex Silverman:	Can you give us some examples?

Mark Layton:	Well, I mean and a lot of this is related to efficiencies. Some of the things that we’ve done this year in terms of the investments that we’ve made are focused on being certain that we can better track professional activity.

For example, we’ve grown a very large professional services organization here over the last two years and we are implementing systems that will allow us to get better information in that area in order to try to improve our ability to either bill components to clients or reduce items that are non-chargeable to clients.

And that with the lack of reporting capabilities that we’ve had in that particular area, there is we believe some performance upside that we can get out of having better information about where people’s hours are being spent and being certain that we capture all the revenue opportunities or we question one of the activities that we’re doing that are not billable and re-direct resources from there. That’s one example of that.

You know we have done a lot with our healthcare programs over the last two years and have seen benefits in the way the healthcare programs are designed that haven’t had the benefits force from an SG&A standpoint with things.

So, you know without getting into, you know further details from that, there are, you know — there will be significant focus on being certain that we — you know that we optimize our results next year in light of — in light of the fact that, you know we see profitability likely going down.

Alex Silverman:	Just to go back for one second. In your assumptions for next year, what are you assuming for organic growth for your existing customers?

Mark Layton:	We’ve not done that yet. That’s where the data that we have to have from our clients and all of that comes after the holiday season that we get their forecast from them. So that’s the reason that we do our annual guidance in March because we need the benefit of that information from our clients.

Alex Silverman:	But you expect revenues down year over year. You know if Forrester said next year would be a 20% growth in eCom and that matched your clients, would you still have a down year?

Mark Layton:	I’m not sure I understand that question.

Alex Silverman:	Never mind.

Tom Madden:	You know that — not all our clients follow, you know the overall eCommerce trend that you’re talking about.

Alex Silverman:	Right.

Tom Madden:	So for some that are better, some that are not as strong, so it’s hard to put that in perspective from that standpoint.

Alex Silverman:	OK, your …

Tom Madden:	That’s why we’re waiting for, you know further information from our clients in regards to volumes for next year so that we can provide the right expectations.

Alex Silverman:	And last question for me, did you guys buy back any stock in the quarter?

Tom Madden:	We bought a limited number — it was relatively small. On a cumulative basis it’s been around $40-$50,000 of stock that the company has purchased back since we implemented the program.

Alex Silverman:	And why hasn’t the company bought or why hasn’t the Board bought more stock back?

Tom Madden:	You know it’s just an evaluation — we want to — we obviously have limitations on a daily basis on what we can buy.

Alex Silverman:	You’ve traded — you’ve traded 138,000 shares today, 78,000 shares on Tuesday. You know there’s 50,000 share days; early October 300,000 shares on October 16th, you know.

Tom Madden:	Yes, we’ve been there to try to support the stock on days when it’s needed it and you know …

Alex Silverman:	It’s not about supporting the stock. It’s about using your cash flow to reduce your shares outstanding.

Tom Madden:	OK.

Alex Silverman:	Why have you — why have you not bought back more stock?

Mark Layton:	He answered the question a minute ago, Alex by the fact that there’s a balance here between us maintaining strong capital base and the use of the cash for that versus the buy back piece and the strategy we’ve used on the buy back is to support the stock on weak days. You know it’s not our intention to buy back 50% of the stock.

Alex Silverman:	OK, thank you.

Mark Layton:	Operator, one more question, please.

Operator:	You have a follow up from the — you have a question from the line of Chris Cerniglia with Stifel Nicolaus.

Chris Cerniglia:	Is this live?

Mark Layton:	Hi, Chris.

Tom Madden:	Hi, Chris.

Chris Cerniglia:	Hey, guys. I guess I’m getting the sense from the other analysts and people on the call and callers that we’re just very frustrated with the last, you know three years of what we expect to be growth opportunities to keep falling back to the wayside where we’re starting over or we’re needing to not give guidance for the next coming year.

And you know to reiterate with I guess the caller George had said, you know as a Board, as a company, you know stock price is how you’re graded and we need you guys to improve your grades.

And whether it be buying back stock not necessarily to improve the price, but to help the company with an overall share amount, we need you guys to look at it as we look at it where we are investors, we have our money and our faith with you and you know for the last — I’ve been in investor probably 10 years, it’s just every couple years you get back to where we’re starting over and it’s very frustrating from where we sit.

So I just wanted to make that statement. You can comment on it anyway you like.

Tom Madden:	OK.

Mark Layton:	I appreciate the comment, Chris. I, you know — I’ve — you know I’ve told all of you privately I share your frustration with things. I don’t agree with the comment that we’re starting over by any means. We have evolved what we do tremendously over the last four years.

And the value offering of what we do is there. There is no doubt that at some point it’s got to show in value, and, you know the by-product of where we have moved the company into these large client relationships creates this fluctuation. But we have to have the economies of scale to be able to do it and it’s unfortunate that the model as it is right now, creates this lumpy movement.

And you know I appreciate that investors have an immediate mindset of where they think they would like to see improvements in things in there, but that doesn’t necessarily balance with the ability to be able to — particularly with the lead times that we have and things that are there being able to make, you know immediate adjustments and things from there.

So you know our outlook is we continue to go out there in the new products that we’re developing and what we are excited about. And as I mentioned to Alex, our service fee business remains, you know very strong and with a lot of demand for that product. Overshadowing that is the decline of the product revenue side of our business that we have from there.

So I appreciate your comments. So, Operator, I think we’re concluded. Thank you for your time and we wish everybody a great day.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END